EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is effective as of the 18th day of July, 2012 (the “Effective Date”) by and between ADMA Biologics, Inc., a Delaware corporation with its principal place of business at 65 Commerce Way, Hackensack, NJ 07601-6302 (the “Company”), and  James Mond, MD (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to secure the employment of the Executive in accordance with the provisions of this Agreement; and

WHEREAS, the Executive desires and is willing to accept employment with the Company in accordance herewith.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.           Employment.  The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company pursuant to the terms and conditions of this Agreement, as Executive Vice President and Chief Scientific Officer/Chief Medical Officer of the Company, commencing on the Start Date and continuing until such employment relationship is terminated in accordance with the terms of this Agreement.

2.           Term of Employment.  The term of the Executive’s employment under this Agreement shall commence on July 18, 2012 (the “Start Date”) and, subject to earlier termination as provided herein, shall continue until the third anniversary of the Start Date (the “Term”).  Notwithstanding the previous sentence, on the third anniversary of Start Date, and each third anniversary thereafter, the term of this Agreement shall automatically be extended for an additional three years upon the terms and conditions set forth herein, unless there is delivered by either party at least 90 days prior to any scheduled expiration of the Term, such party’s intention not to further extend the term of this Agreement.

3.           Positions and Duties.  The Executive’s duties hereunder shall be those which shall be prescribed from time to time by the President and Chief Executive Officer (“CEO”) of the Company or the Board of Directors of the Company (the “Board of Directors”), or a committee designated thereby in accordance with the bylaws of the Company, and shall include such executive duties, powers and responsibilities as customarily attend the offices of Executive Vice President and Chief Scientific Officer/Chief Medical Officer of a company comparable to the Company, reporting directly to the CEO.  The Executive will hold, in addition to the offices of Executive Vice President and Chief Scientific Officer /Chief Medical Officer of the Company, such other executive offices in the Company and its subsidiaries to which he may be elected, appointed or assigned by the Board of Directors from time to time, and will discharge such executive duties in connection therewith.  The Executive shall devote substantially all of his full working time, energy and skill (reasonable absences for vacations and illness excepted), to the business of the Company as is necessary in order to perform such duties faithfully, competently and diligently.

4.           Compensation.  During the Term, the Executive shall receive, for all services rendered to the Company hereunder, the following:

(a)           Base Salary.  The Executive shall be paid an annual base salary of no less than Two Hundred Sixty Thousand Dollars ($260,000) (the “Base Salary”), less withholding and other deductions for benefits as provided to all employees of the Company.  The Executive’s annual base salary shall be payable in equal installments in accordance with the Company’s general payment policies but no less frequently than monthly.

(b)           Annual Performance Bonuses.  The Executive shall be eligible to receive bonuses (each, a “Bonus”) during each calendar year of his employment, of up to 20% of the Executive’s base salary then in effect, in accordance with the Company’s standard practice as determined from time to time by the CEO and the Board of Directors and based upon the Executive meeting his annual performance goals.  The targets with respect to the Bonus for the period ending December 31, 2012 (the “Initial Bonus Period”) shall be mutually agreed upon between the Executive and the CEO, subject to approval by the Compensation Committee of the Board of Directors, as soon as practicable following the Effective Date.  The targets with respect to the Bonus for each annual period following the Initial Bonus Period shall be mutually agreed upon at the beginning of each calendar year by the Executive and the CEO, subject to approval by the Compensation Committee of the Board of Directors.  Each Bonus, if any, shall be paid to the Executive not later than thirty (30) days after the issuance of the Company’s respective operating financial results and in no event later than March 15 of the calendar year following the calendar year to which the bonus relates.  No bonus will be paid for any operating period unless the Executive is an employee of the Company at the end of such operating period. At the discretion of the board, stock options may be granted based upon individual and overall corporate performance.

(c)           Incentive Compensation.  The Executive shall be eligible for awards from the Company’s incentive compensation plans, including without limitation any stock option plans, applicable to high level executive officers of the Company or to key employees of the Company or its subsidiaries, in accordance with the terms thereof and on a basis commensurate with his position and responsibilities.  The Company hereby agrees to cause the issuance to the Executive of stock options (the “Stock Options”) to purchase 106,067 shares of common stock, $0.001 par value per share, of the Company (“Common Stock”) in accordance with the Company’s 2007 Employee Stock Option Plan or a substantially equivalent stock option plan of the Company (the “Plan”).  The Stock Options shall be exercisable at a price per share equal to the Fair Market Value (as defined in the Plan) of the Common Stock on the date of grant and shall vest over a four year period from the Start Date as follows: an initial 25% of the Stock Options will become exercisable on the first anniversary of the Start Date; and the remaining Stock Options will become exercisable in equal monthly installments of the total remaining number of shares covered by the Stock Options over the following 36 months on the monthly anniversary of the Start Date.  To the maximum extent permitted by law, the Stock Options shall be incentive stock options under the Internal Revenue Code of 1986, as amended, and shall be exercisable for a period of ten years from the date of grant.

In the event that there is (i) a Change in Control (as defined below) of the Company and (ii) within twelve (12) months following such Change in Control the Executive is terminated without Cause (as defined below) or the Executive resigns for Good Reason (as defined below), all of the unvested Stock Options shall immediately become fully vested and exercisable.

For purposes of this Agreement, the term “Change in Control” shall mean the first to occur of the following:

(i)           The effective date or date of consummation of any transaction or series of transactions (other than a transaction to which only the Company and one or more of its subsidiaries are parties) pursuant to which the Company (a) becomes a subsidiary of another entity; (b) is merged or consolidated with or into another entity; (c) engages in an exchange of shares with another entity; or (d) transfers, sells or otherwise disposes of all or substantially all of its assets to a single purchaser (other than the Executive) or a group of purchasers (none of whom is the Executive); provided, however, that this subsection (i) shall not be applicable to a transaction or series of transactions if the stockholders of the Company immediately prior to such transaction or series of transactions own, immediately after giving effect to such transaction or transactions, a majority of the voting capital stock of the successor or surviving entity; or

(ii)           The date upon which any person (other than the Executive), group of associated persons acting in concert (none of whom is the Executive) or entity becomes a direct or indirect beneficial owner of shares of stock of the Company representing an aggregate of more than fifty percent (50%) of the votes then entitled to be cast at an election of directors of the Company; provided, however, that the acquisition of shares in a bona fide public offering or private placement of securities by an investor who is acquiring such shares for investment purposes, only shall not constitute a “Change in Control”.

(d)           Benefits.  The Executive and his “dependents,” as that term may be defined under the applicable benefit plan(s) of the Company, shall be included to the extent eligible thereunder, in any and all plans, programs and policies which provide benefits for employees and their dependents.  Such plans, programs and policies include health care insurance and 401(k) plan participation, and may include long-term disability, life insurance, supplemental disability insurance, supplemental life insurance and other similar or comparable benefits made available to the Company’s employees.

(e)           Expenses.  Subject to and in accordance with the Company’s policies and procedures, the Executive hereby is authorized to incur, and, upon presentation of itemized accounts, shall be reimbursed by the Company for, any and all reasonable and necessary business-related expenses, which expenses are incurred by the Executive on behalf of the Company or any of its subsidiaries.

(f)           Vacation.  The Executive shall be entitled to vacations consistent with other executive officers of the Company, absences because of illness or other incapacity, and such other absences, whether for holiday, personal time, or for any other purpose, as set forth in the Company’s employment manual or current procedures and policies, as the case may be, as same may be amended from time-to-time.

5.           Termination.  The Executive’s employment hereunder may be terminated only as follows:

(a)           Without Cause by the Company or Without Good Reason by Executive.  The Company may terminate the Executive’s employment hereunder without Cause only upon action by the Board of Directors, and upon no less than thirty (30) days prior written notice to the Executive.  The Executive may terminate his employment hereunder without Good Reason upon no less than sixty (60) days prior written notice to the Company.

(b)           For Cause by the Company.  The Company may terminate the Executive’s employment hereunder for Cause immediately and with prompt notice to the Executive, which cause shall be determined in good faith solely by the Board of Directors.  “Cause” for termination shall mean any of the following conduct of the Executive:

(i)           Material breach by the Executive of any provision of this Agreement or the Executive NDA (as defined below), which breach, if susceptible to cure, shall not have been cured by the Executive within ten (10) days of receipt of written notice of said breach;

(ii)           Misconduct as an employee of the Company, including but not limited to: misappropriating any funds or property of the Company; attempting to willfully obtain any personal profit from any transaction in which the Executive has an interest which is adverse to the interests of the Company; or any other act or omission which substantially impairs the Company’s ability to conduct its ordinary business in its usual manner;

(iii)           Unreasonable neglect or refusal to perform the duties assigned to the Executive under or pursuant to this Agreement;

(iv)           Conviction of or plea of nolo contendere to a felony;

(v)           The possession or use by the Executive of illegal drugs or prohibited substances, the excessive drinking of alcoholic beverages on a recurring basis which impairs the Executive’s ability to perform his duties under this Agreement, or the appearance during hours of employment on a recurring basis of being under the influence of such drugs, substances or alcohol; or

(vi)           Any other act or omission which subjects the Company or any of its subsidiaries to substantial public disrespect, scandal or ridicule.

(c)           For Good Reason by the Executive.  The Executive may terminate his employment hereunder for Good Reason; provided, however, that upon written notice of the Executive’s decision to terminate for Good Reason, the Company shall have thirty (30) days in which to cure such Good Reason.  If the Company fails to cure such Good Reason within said thirty (30) days, the Executive may terminate his employment hereunder for Good Reason.   “Good Reason” for termination by the Executive shall mean any of the following conduct of the Company:

(i)           Material breach of any provision of this Agreement by the Company, which breach shall not have been cured by the Company within ten (10) days of receipt of written notice of said breach, notwithstanding the period set forth above;

(ii)           Failure to maintain the Executive in a position commensurate with that referred to in Section 3 of this Agreement or at the Base Salary set forth without his consent;

(iii)           The assignment to the Executive without his consent of any duties inconsistent with the Executive’s position, authority, duties or responsibilities as contemplated by Section 3 of this Agreement, or any other action by the Company which results in a diminution of such position, authority, duties or responsibilities, excluding for this purpose any isolated action not taken in bad faith an which is promptly remedied by the Company after receipt of notice thereof given by the Executive; or

(iv)           The relocation of Company’s principal place of business to a location outside of the New York or Philadelphia Metropolitan area.

(d)           Death.  The period of employment of the Executive hereunder shall terminate automatically in the event of his death.

(e)           Disability.  In the event that the Executive shall be unable to perform his duties hereunder for a period of ninety (90) consecutive calendar days or any one hundred eighty (180) days in any calendar year by reason of disability as a result of illness, accident or other physical or mental incapacity, the Company may, in its discretion, by giving written notice to the Executive, terminate the Executive’s employment hereunder as long as the Executive is still disabled on the effective date of such termination.

(f)           Mutual Agreement.  This Agreement may be terminated at any time by mutual agreement (the “Mutual Agreement”) of the Executive and the Company.

6.           Compensation in the Event of Termination.  In the event that the Executive’s employment pursuant to this Agreement terminates for a reason provided for in Section 5 hereof, the Company shall pay the Executive compensation as set forth below:

(a)           By Executive for Good Reason; by the Company Without Cause.  In the event that the Executive’s employment hereunder is terminated: (i) by the Executive for Good Reason pursuant to Section 5(c) hereof; or (ii) by the Company without Cause; then the Company shall continue to pay or provide, as applicable, the following compensation to the Executive:

(i)           Base Salary, less withholding, at an annual equivalent level as set forth in Section 4(a) hereof; and

(ii)           Continuing coverage for the Executive and his eligible dependents under all of the Company’s health insurance and other benefit plans, programs and policies in effect as of the date of termination, except that, with respect to applicable group and individual insurance policies, the Company shall provide, during such period, substantially the same level of benefits as provided by such policies to the Executive prior to such termination.

The compensation referred to in clauses (i) and (ii) above shall continue to be paid or provided, as applicable, in the same manner as before termination, for a period of time ending on the date six (6) months from the date of Executive’s termination, except that with respect to Section 6(a)(ii) above, such health insurance benefits shall cease upon the earlier to occur of the expiration of such six (6) month period of time or the date upon which the Executive begins regular, full-time employment with a third party and is eligible to commence health insurance coverage.  The Executive shall not be required to mitigate the amount of payment provided for in this Section 6(a) by seeking employment or otherwise, nor shall any amounts received from employment or otherwise by the Executive offset in any manner the obligation of the Company hereunder.

(b)           By Company Upon Termination of Agreement Due to Executive’s Disability; Upon Mutual Agreement; by Company for Cause; or by Executive Without Good Reason.  In the event of (i) the Company’s termination of the Executive’s employment hereunder for disability pursuant to Section 5(e) hereof; (ii) termination by Mutual Agreement; (iii) termination by the Company for Cause; or (iv) termination by the Executive without Good Reason, the Executive will be paid any salary and benefits earned and unpaid to the date of termination, and will be entitled to no other payments from the Company.

(c)           By Company Upon Termination of Agreement Due to Executive’s Death.  In the event of the Company’s termination of the Executive’s employment hereunder for death pursuant to Section 5(d) hereof the estate of the Executive will be paid any salary and benefits earned and unpaid to the date of death, and will continue to pay the Base Salary to Executive’s estate for sixty (60) days in the manner set forth in Section 4(a) hereof.

7.           Effect of Termination.  In the event of termination of this Agreement as provided herein, neither the Company nor the Executive shall have any remaining duties or obligations hereunder except that:

(a)           The Executive shall:

(i)           Immediately repay to the Company all amounts due to the Company, if any;

(ii)           Promptly return to the Company all property and confidential information of the Company; and

(iii)           Promptly resign all directorships and officerships he may hold with the Company and its affiliates.

(b)           The Company shall:

(i)           Pay the Executive’s accrued Base Salary and any other accrued benefits under Section 4 hereof;

(ii)           Reimburse the Executive for expenses already incurred in accordance with Section 4(e) hereof;

(iii)           To the extent required by law, pay or otherwise provide for any benefits, payments or continuation or conversion rights in accordance with the provision of any benefit plan of which the Executive or any of his dependents is or was a participant; and

(iv)           Pay the Executive or his beneficiaries any compensation due pursuant to Section 6 hereof.

(c)           The Executive shall remain bound by the terms and conditions contained in the Executive NDA following termination of employment.  If the Executive violates any of the restrictions contained therein, any applicable restrictive periods shall be increased by the period of time from the commencement of any such violation until the time such violation shall be cured by the Executive to the satisfaction of the Company, and the Company may withhold any and all payments, otherwise due and owing to the Executive under this Agreement to the extent permitted by law.

(d)           The Executive agrees that the payments and/or benefits described in this Agreement shall be his sole and exclusive remedy in the event that the Company terminates his employment, and he shall be entitled to no further compensation for any damage or injury arising out of the termination of his employment by the Company, including payments or benefits set forth in any severance pay policy maintained by the Company, the payments and/or benefits so described being in full and complete satisfaction of any and all obligations owing to the Executive pursuant to this Agreement or otherwise in connection with the Executive’s employment, and the Executive shall provide an unconditional release of the Company and its subsidiaries and affiliates, and their respective directors, officers, employees and stockholders, or any of them, from any and all claims, liabilities or obligations under any severance or termination arrangements of the Company or any of its subsidiaries or affiliates, or otherwise related to the Executive’s employment with the Company in exchange for (and as a condition to receipt of) such payments.

8.           Resolution of Differences Over Breach of Agreement.  Except as otherwise provided herein, any controversy or claim arising out of, or relating to, this Agreement, or the breach hereof, shall be reviewed in the first instance in accordance with the Company’s internal review procedures, if any, with recourse thereafter, for temporary or preliminary injunctive relief only, to the courts having jurisdiction thereof, and if any relief other than injunctive relief is sought, then to arbitration in the State of New Jersey in accordance with the rules of the American Arbitration Association, and judgments upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages, from the Executive.

9.           Waiver.  The waiver by a party hereto of any breach by the other party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by a party hereto.

10.           Assignment; Severance Upon Change of Control.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, and the Company shall be obligated to require a successor (whether by stock transfer or the transfer or sale of all or substantially all of the Company’s assets) (the “Successor”) to expressly assume its obligation hereunder.  In the absence of such assumption, or if following a Change of Control, this Agreement is terminated by the Executive with Good Reason or by the Successor without Cause during the twelve (12) month period following the Change of Control, the Company shall pay and provide to the Executive the amount and benefits which would have been payable  and/or provided to the Executive had the Executive been terminated by the Company without Cause, as set forth in Section 5(a), however the period of time set forth in Section 6(a) shall be extended to twelve (12) months.  This Agreement shall inure to the benefit of and be enforceable by the Executive or his legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees. The Executive may not assign any of his duties, responsibilities, obligations or positions hereunder to any person; any such purported assignment by him shall be void and of no force and effect.

11.           Notices.  Any notices required or permitted to be given under this Agreement shall be sufficient if in writing, and if personally delivered or when sent by first claim certified or registered mail, postage prepaid, return receipt requested--in the case of the Executive, to his residence address as set forth below, and in the case of the Company, to the address of its principal place of business as set forth above, in care of the Board of Directors--or to such other person or at such other address with respect to each party as such party shall notify the other in writing.

12.           Additional Representation of Executive.  The Executive represents and warrants that he is not party to any agreement which would prohibit him from entering into this Agreement or performing fully his obligation hereunder.

13.           Survival of Certain Provisions.  The obligations of the Executive set forth in Paragraphs 7 and 8 of this Agreement and in the Company’s Executive NDA attached as Exhibit A hereto, represent independent covenants by which the Executive is, and will remain, bound notwithstanding any breach by the Company, and shall survive the termination of this Agreement.

14.           Construction of Agreement.

(a)           Governing Law.  This Agreement shall be governed by and its provisions construed and enforced in accordance with the internal laws of the State of New Jersey without reference to its principles regarding conflicts of law.

(b)           Severability.  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(c)           Headings.  The descriptive headings of the several paragraphs of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

15.           Entire Agreement.  This Agreement, the Executive NDA and the Incentive Stock Option Agreement to be entered into between the Executive and the Company evidencing the grant of the Stock Options, contain the entire agreement of the parties concerning the Executive’s employment and all promises, representations, understandings, arrangements and prior agreements on such subject are merged herein and superseded hereby, including without limitation, the term sheet between the parties dated June 26, 2012.  The provisions of this Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of any amendment, modification, repeal, waiver, extension or discharge is sought.  No person other than a duly authorized officer of the Company shall have authority, on behalf of the Company, to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto or to exercise any of the Company’s rights to terminate or to fail to extend this Agreement.

16.           Executive Proprietary Information and Intellectual Property Agreement.  As a condition to the Executive’s employment hereunder, on the date hereof, the Executive shall execute and deliver a copy of the Executive Confidentiality and Assignment Agreement, a copy of which is attached as Exhibit A hereto (the “Executive NDA”).  The Executive hereby acknowledges and agrees that the terms of the Executive NDA are incorporated herein by reference and made part hereof as though fully set forth herein, and the Executive hereby acknowledges and agrees that he has reviewed and will continue to be bound by the terms thereof following the termination of his employment with the Company, as set forth in the Executive NDA.

17.           Cooperation.  Without limitation to any other provision herein set forth herein, during and after the Executive’s employment, the Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect the Executive or expose the Executive to an increased probability of civil or criminal litigation.  The Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company.  The Company shall reimburse the Executive for all costs and expenses incurred in connection with his performance under this Section 17, including, but not limited to, reasonable attorneys’ fees and costs, provided that the Executive shall not incur costs and expenses in excess of $1,000 in the aggregate without the prior written consent of the Company.   For the avoidance of doubt, this Section 17 shall survive any termination of the Executive’s employment and any termination of this Agreement.

18.           409A.  The parties intend that the payments and benefits provided for in this Agreement to either be exempt from Section 409A of the Internal Revenue Code, as amended (the “Code”) or be provided in a manner that complies with Section 409A of the Code.  To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an "additional tax" as defined in Section 409A(a)(1)(B) of the Code.  For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment.  In no event may the Executive, directly or indirectly, designate the calendar year of payment.  Notwithstanding anything contained herein to the contrary, all payments and benefits which are payable upon a termination of employment hereunder shall be paid or provided only upon those terminations of employment that constitute a ‘separation from service’ from the Company within the meaning of Section 409A of the Code (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)).  All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit

19.           Non-Disparagement.  During the Term and thereafter, the Executive agrees not to defame, disparage or criticize the Company, its business plan, procedures, products, services, development, finances, financial condition, capabilities or other aspect of its business, or any of its shareholders in any medium (whether oral, written, electronic or otherwise, whether currently existing or hereafter created), to any person or entity, without limitation in time.  Notwithstanding the foregoing sentence, the Executive may confer in confidence with his advisors and make truthful statements as required by law, or make statements to the Board of Directors of the Company.  Company agrees that its officers and directors will not defame, disparage, or criticize Executive to any person or entity, without limitation in time.  Notwithstanding the foregoing sentence, the Company may confer in confidence with its advisors and make truthful statements as required by law.  This Section 19 shall survive any termination of the Executive’s employment and any termination of this Agreement.

20.           Indemnification.  The Executive shall be entitled  to the benefit of such indemnification and liability insurance as is available to all other officers of the Company.

21.           Counterparts.  This Agreement may be executed in one or more counterparts (including via facsimile or other electronic transmission), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

ADMA BIOLOGICS, INC.

By:	/s/ Adam Grossman
Name: Adam Grossman
Title: Chief Executive Officer

/s/ James Mond, MD
James Mond, MD

EXHIBIT A

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”), dated July 18, 2012, is entered into by and between ADMA Biologics, Inc., a Delaware corporation (the “Company”), and James Mond, MD (“Executive”).

PRELIMINARY STATEMENTS

WHEREAS, the Company has entered into an employment agreement with Executive that provides for the execution of this Agreement by Executive as consideration for the commitments and obligations provided for therein (the “Employment Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Company and Executive hereby agree as follows:

STATEMENT OF AGREEMENT

1.           Non-Competition. Executive absolutely and unconditionally covenants and agrees that for the period commencing on the Start Date as set forth in the Employment Agreement, and continuing during his employment with the Company and for a period of six months thereafter (the “Restrictive Period”), Executive will not, anywhere within North America, either directly or indirectly, solely or jointly with any other person or persons, as an employee, consultant or advisor, or as an individual proprietor, partner, stockholder, director, officer, joint venturer, investor, lender or in any other capacity (whether or not engaged in business for profit), engage or participate in a Competing Business (defined below). Nothing herein contained shall, however, prohibit Executive’s acquisition or ownership of stock or securities listed on a national or regional securities exchange or the Nasdaq Stock Market, so long as such investments, in the aggregate, in any particular business enterprise constitute less than five percent (5%) of the total issued and outstanding stock and securities of such enterprise. The term “Competing Business” means (i) the development and commercialization of human plasma and plasma-derived therapeutics, and (ii) any other business being conducted by the Company.

2.           Non-Solicitation. Executive absolutely and unconditionally covenants and agrees that during the Restrictive Period, Executive will not, either directly or indirectly, for any reason, whether for Executive’s own account or for the account of any other person, natural or legal, without the prior written consent of the Company: (i) solicit, employ, deal with or otherwise interfere with any contract or relationship of the Company with any employee, officer, director or any independent contractor of the Company, while such person or entity is employed by or associated with the Company or in the case of former employees within one year of the termination of such person’s employment with the Company during the Restrictive Period; (ii) solicit, accept, deal with or otherwise interfere with any contract or relationship of the Company with any independent contractor, customer, client or supplier of the Company or with any person, natural or legal; or (iii) solicit or otherwise interfere with any existing or proposed contract between the Company and any other person, natural or legal.

3.           Confidential Information.

(a)           Use and Treatment of Confidential Information. Executive agrees not to disclose, divulge, publish, communicate, publicize, disseminate or otherwise reveal, either directly or indirectly, any Confidential Information to any person, natural or legal. The term “Confidential Information” means all information in any form relating to the past, present or future business affairs, including without limitation, research, development or business plans, operations or systems, of the Company or a person not a party to this Agreement whose information the Company has in its possession under obligations of confidentiality, which is disclosed by the Company to Executive or which is produced or developed while Executive is an owner of, employee or director of the Company. The term “Confidential Information” shall not include any information of the Company which (i) becomes publicly known through no wrongful act of Executive, (ii) is received from a person not a party to this Agreement who is free to disclose it to Executive, or (iii) is lawfully required to be disclosed to any governmental agency or is otherwise required to be disclosed by law, subpoena or court order but only to the extent of such requirement, provided that before making such disclosure Executive shall give the Company an adequate opportunity to interpose an objection or take action to assure confidential handling of such information.

(b)           Ownership and Return of Confidential Information. All Confidential Information disclosed to or obtained by Executive in tangible form (including, without limitation, information incorporated in computer software or held in electronic storage media) shall be and remain the property of the Company. All Confidential Information possessed by Executive at the time he ceases employment with the Company shall be returned to the Company at such time. Upon the return of Confidential Information, it shall not thereafter be retained in any form, in whole or in part, by Executive.

(c)           Work Product Assignment. Executive hereby assigns to the Company all of his right, title and interest in and to, and shall disclose promptly to the Company, any and all work product, developments, inventions, ideas and discoveries, and works of authorship developed, discovered, improved, authored, derived, invented or acquired by Executive during the period of his employment by the Company (collectively, “Work Product”), whether or not during business hours, that are either related to the scope of Executive’s employment by the Company or make use, in any manner, of the resources of the Company, and agrees that such Work Product shall be and shall remain the exclusive property of the Company. The parties hereto understand that the term Work Product includes, but is not limited to, all work product developed, discovered, improved, authored, derived, invented or acquired by Executive that: (A) incorporates or reflects any Confidential Information; (B) is to any extent developed utilizing any computer equipment or software of or licensed to the Company or any supplies, equipment or facilities of or provided by the Company; (C) relates to the business of the Company or the Company’s actual or anticipated research and development with respect to Confidential Information; or (D) results from any work performed by Executive for the Company.

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4.           Remedies Upon Breach. The parties acknowledge that Confidential Information and the other protections afforded to the Company by this Agreement are valuable and unique and that any breach of any of the covenants contained in this Agreement will result in irreparable and substantial injury to the Company for which it will not have an adequate remedy at law. In the event of a breach or threatened breach of any of the covenants contained in this Agreement, the Company shall be entitled to obtain from any court having jurisdiction, with respect to the Executive, temporary, preliminary and permanent injunctive relief prohibiting any such breach. Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of monetary damages and equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

5.           Miscellaneous.

(a)           Notice. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon the earliest of (i) personal delivery, (ii) actual receipt or (iii) the third full day following deposit in the United States mail with postage prepaid, addressed to the Company at its principal offices, to the attention of the Board of Directors of the Company (the “Board”) with a copy to the Secretary, or, if to Executive, to such home or other address as Executive has most recently provided in writing to the Company.

(b)           Assignment; Binding Effect. Neither Executive nor the Company may assign this Agreement without the prior written consent of the other party, except that the Company may assign this Agreement to any affiliate thereof, or to any subsequent purchaser of the Company or all or substantially all of the assets of the Company, or by operation of law. This Agreement shall be binding upon the heirs, executors, and administrators of Executive.

(c)           Choice of Law; Consent to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH AND ENFORCED UNDER THE LAWS OF THE STATE OF NEW JERSEY. ALL SUITS, ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, SHALL BE BROUGHT IN A STATE OR FEDERAL COURT LOCATED IN THE STATE OF NEW JERSEY, WHICH COURTS SHALL BE THE EXCLUSIVE FORUM FOR ALL SUCH SUITS, ACTIONS OR PROCEEDINGS. EXECUTIVE AND THE COMPANY HEREBY WANE ANY OBJECTION WHICH HE OR IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUCH COURT OR ANY SUCH SUIT, ACTION OR PROCEEDING. EXECUTIVE AND THE COMPANY HEREBY IRREVOCABLY CONSENT AND SUBMIT THEMSELVES TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW JERSEY FOR THE PURPOSES OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT. EXECUTIVE AND THE COMPANY HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREE THAT ANY SUCH SUIT, ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

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(d)           Amendment; Waiver. No modification, amendment or termination of this Agreement shall be valid unless made in writing and signed by the parties hereto, and approved by the Board (but not including Executive). Any waiver by any party of any violation of, breach of or default under any provision of this Agreement, by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of breach of or default under any other provision of this Agreement.

(e)           Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent possible without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(f)           Survival of Certain Obligations. The obligations of the Company and Executive set forth in this Agreement which by their terms extend beyond or survive the termination of this Agreement shall not be affected or diminished in any way by the termination of this Agreement.

(g)           Headings. The headings in this Agreement are intended solely for convenience and shall be disregarded in interpreting it.

(h)           Third Parties.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than the Company and Executive any rights or remedies under, or by reason of, this Agreement.

(i)           Counterparts.  This Agreement may be executed in counterparts, and all of such counterparts (including facsimile and PDF), when separate counterparts have been executed by the parties hereto, shall be deemed to be one and the same agreement.

(j)           Consideration.  For consideration of the promises of Executive herein set forth, the Company has entered in to an employment agreement with Executive.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company and Executive have executed this Non- Competition and Non-Solicitation Agreement as of the date first written above.

ADMA BIOLOGICS, INC.

By:	/s/ Adam Grossman
Name: Adam Grossman
Title: Chief Executive Officer

EXECUTIVE

/s/ James Mond, MD
James Mond, MD